Exhibit 99.4

eGain Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

eGain Corporation

Sunnyvale, California

We have audited the accompanying consolidated balance sheets of eGain Corporation and its subsidiaries (“the Company”) as of June 30, 2012 and 2011 and the related consolidated statements of operations, comprehensive income / (loss), stockholders’ equity / (deficit), and cash flows for each of the three years in the period ended June 30, 2012. Our audits also included the financial statement schedule listed in the index to this Annual Report on Form 10-K at Part IV Item 15(a)(2). These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eGain Corporation and its subsidiaries as of June 30, 2012 and 2011, and the results of their operations and their cash flows for the each of the three years in the period ended June 30, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 2012, the Company retrospectively changed the accounting for costs associated with sales commissions and adopted guidance relating to the presentation of comprehensive income / (loss).

/s/ BURR PILGER MAYER, INC.

San Jose, California

September 25, 2012, except as to Notes 1 and 5 which are as of February 7, 2013.

eGAIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$9,911	$12,424
Short term investments	—	633
Restricted cash	35	39
Accounts receivable, less allowance for doubtful accounts of $303 and $181 at June 30, 2012 and 2011, respectively	6,535	8,197
Deferred commissions (a)	955	404
Prepaid and other current assets	795	553

Total current assets (a)	18,231	22,250
Property and equipment, net	2,295	1,015
Deferred commissions, net of current portion (a)	643	99
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	—
Other assets	894	483

Total assets (a)	$27,943	$28,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,875	$924
Accrued compensation	3,385	3,279
Accrued liabilities	1,549	1,911
Current portion of deferred revenue	6,896	5,215
Capital lease obligation	—	28
Current portion of bank borrowings	1,666	1,667
Related party notes payable	—	4,975

Total current liabilities	15,371	17,999
Deferred revenue, net of current portion	1,187	609
Bank borrowings, net of current portion	1,667	3,333
Related party notes payable	5,563	—
Other long term liabilities	242	271

Total liabilities	24,030	22,212

Commitments and contingencies (Notes 7 and 8)

Stockholders’ equity:
Common stock, $.001 par value, 50,000 shares authorized, 24,485 and 24,062 shares issued and outstanding at June 30, 2012 and 2011	24	24
Additional paid-in capital	326,742	325,569
Notes receivable from stockholders	(85)	(82)
Accumulated other comprehensive loss	(750)	(800)
Accumulated deficit (a)	(322,018)	(318,196)

Total stockholders’ equity (a)	3,913	6,515

Total liabilities and stockholders’ equity (a)	$27,943	$28,727

(a)	As Adjusted, see Note 1.

The accompanying notes are an integral part of these consolidated financial statements

eGAIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Years Ended June 30,
	2012	2011	2010
Revenue:
License	$11,067	$17,371	$7,389
Recurring revenue	23,594	20,040	16,617
Professional services	8,703	6,654	5,871

Total revenue	43,364	44,065	29,877

Cost of license	(39)	34	168
Cost of recurring revenue	5,363	5,273	4,492
Cost of professional services	8,112	5,609	5,048

Total cost of revenue	13,436	10,916	9,708

Gross profit	29,928	33,149	20,169

Operating expenses:
Research and development	6,132	5,551	5,510
Sales and marketing (a)	20,086	14,071	10,184
General and administrative	5,743	3,974	3,211

Total operating expenses (a)	31,961	23,596	18,905

Income / (loss) from operations (a)	(2,033)	9,553	1,264
Interest expense, net	(722)	(1,230)	(1,123)
Other income/ (expense)	(677)	245	(67)

Income / (loss) before income tax (a)	(3,432)	8,568	74
Income tax provision	(390)	(196)	(159)

Net income / (loss) (a)	$(3,822)	$8,372	$(85)

Per share information:
Basic net income / (loss) per common share (a)	$(0.16)	$0.37	$(0.00)

Diluted net income / (loss) per common share (a)	$(0.16)	$0.34	$(0.00)

Weighted average shares used in computing basic net income / (loss) per common share	24,329	22,709	22,180

Weighted average shares used in computing diluted net income / (loss) per common share	24,329	24,289	22,180

Below is a summary of stock-based compensation included in the costs and expenses above:
Cost of professional services and recurring revenue	$77	$32	$35
Research and development	$180	$52	$78
Sales and marketing	$274	$46	$49
General and administrative	$325	$88	$82

(a)	As Adjusted, see Note 1.

The accompanying notes are an integral part of these consolidated financial statements

eGAIN CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

(in thousands)

	Years Ended June 30,
	2012	2011	2010
Net income / (loss) (a)	$(3,822)	$8,372	$(85)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustment	(195)	(204)	(90)
Cumulative translation adjustments from liquidation of Singapore subsidiary	245	—	—

Other comprehensive income / (loss), net of tax	50	(204)	(90)
Other comprehensive income / (loss) (a)	$(3,772)	$8,168	$(175)

(a)	As Adjusted, see Note 1

The accompanying notes are an integral part of these consolidated financial statements

eGAIN CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

(in thousands)

	Common Stock		Additional Paid-in Capital	Notes Receivable From Stockholders	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
BALANCES AT JUNE 30, 2009 (a)	22,213	$22	$323,550	$(76)	$(506)	$(326,483)	$(3,493)
Interest on stockholder notes	—	—	—	(3)	—	—	(3)
Exercise of stock options	21	—	14	—	—	—	14
Repurchase of common stock	(108)	—	(108)	—	—	—	(108)
Stock-based compensation	—	—	244	—	—	—	244
Comprehensive loss:
Net loss (a)	—	—	—	—	—	(85)	(85)
Foreign currency translation adjustments	—	—	—	—	(90)	—	(90)

BALANCES AT JUNE 30, 2010 (a)	22,126	22	323,700	(79)	(596)	(326,568)	(3,521)
Interest on stockholder notes	—	—	—	(3)	—	—	(3)
Exercise of stock options	931	—	771	—	—	—	771
Issuance of common stock due to exercise of warrants	1,218	2	1,156	—	—	—	1,158
Repurchase of common stock	(213)	—	(276)	—	—	—	(276)
Stock-based compensation	—	—	218	—	—	—	218
Comprehensive income:
Net income (a)	—	—	—	—	—	8,372	8,372
Foreign currency translation adjustments	—	—	—	—	(204)	—	(204)

BALANCES AT JUNE 30, 2011 (a)	24,062	24	325,569	(82)	(800)	(318,196)	6,515
Interest on stockholder notes	—	—	—	(3)	—	—	(3)
Exercise of stock options	185	—	317	—	—	—	317
Issuance of common stock due to exercise of warrants	238	—	—	—	—	—	—
Stock-based compensation	—	—	856	—	—	—	856
Comprehensive loss:
Net loss (a)	—	—	—	—	—	(3,822)	(3,822)
Foreign currency translation adjustments	—	—	—	—	(195)	—	(195)
Cumulative translation adjustment from liquidation of Singapore subsidiary	—	—	—	—	245	—	245

BALANCES AT JUNE 30, 2012 (a)	24,485	$24	$326,742	$(85)	$(750)	$(322,018)	$3,913

(a)	As Adjusted, see Note 1

The accompanying notes are an integral part of these consolidated financial statements

eGAIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended June 30,
	2012	2011	2010
Cash flows from operating activities:
Net income / (loss) (a)	$(3,822)	$8,372	$(85)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	846	598	631
Gain on disposal of property and equipment	—	—	4
Stock-based compensation	856	218	244
Provisions for doubtful accounts	200	176	96
Amortization of deferred commissions (a)	628	752	603
Amortization of debt issuance costs	—	—	84
Interest and amortization of discount on related party notes	588	1,251	1,027
Changes in operating assets and liabilities
Accounts receivable	1,350	(5,261)	1,089
Deferred commissions (a)	(1,723)	(613)	(645)
Prepaid and other current assets	(250)	(31)	(71)
Other assets	(527)	(121)	53
Accounts payable	625	(246)	200
Accrued compensation	197	1,230	(368)
Other accrued liabilities	(246)	(129)	(95)
Deferred revenue	2,313	418	(27)
Other long term liabilities	(34)	168	(245)

Net cash provided by operating activities	1,001	6,782	2,495

Cash flows from investing activities:
Purchases of property and equipment	(1,827)	(725)	(521)
Sale (purchases) of short-term investments	605	(626)	—
Increase in restricted cash	(2)	(25)	—

Net cash used in investing activities	(1,224)	(1,376)	(521)

Cash flows from financing activities:
Payments on related party notes	—	(5,000)	—
Payments on bank borrowings	(1,667)	(115)	(3,125)
Increase in restricted cash	(1,000)	—	—
Payments on common stock repurchased	—	(276)	(108)
Payments on capital lease obligation	(28)	(157)	(181)
Proceeds from bank borrowings	—	5,000	—
Proceeds from exercise of stock options	317	771	14
Proceeds from exercise of warrants	—	1,158	—

Net cash provided by (used in) financing activities	(2,378)	1,381	(3,400)

Effect of exchange rate differences on cash	88	(96)	(352)

Net (decrease) / increase in cash and cash equivalents	(2,513)	6,691	(1,778)
Cash and cash equivalents at beginning of year	12,424	5,733	7,511

Cash and cash equivalents at end of year	$9,911	$12,424	$5,733

(a) As Adjusted, see Note 1

Supplemental cash flow disclosures:
Cash paid for interest	$166	$1,418	$22
Cash paid for income taxes	$186	$181	$186

Non-cash items:

Non-cash investing activities in 2012 consist of purchasing equipment through $367,000 trade accounts payable.

Non-cash financing activities in 2012 consist of a cashless exercise of warrants for 238,393 shares of common stock.

The accompanying notes are an integral part of these consolidated financial statements

eGAIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature of Business and Basis of Presentation

eGain Corporation (“we”, “our”, “us”, or the “Company”) is one of the premier providers of cloud (or hosting) and on-site customer interaction software for sales and service. For over a decade, eGain solutions have helped improve customer experience, grow sales, and optimize service processes across the web, social, and phone channels. Hundreds of global enterprises rely on eGain to transform fragmented sales engagement and customer service operations into unified customer interaction hubs. The Company has operations in the United States, United Kingdom, Netherlands, Ireland, Italy, Germany, France and India.

We have prepared the consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission and included the accounts of our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Principles of Consolidation

The consolidated financial statements include the accounts of eGain and our wholly-owned subsidiaries, eGain Communications Ltd., eGain Communications Pty Ltd., eGain (Cayman) Ltd., Inference Corporation, eGain Communications Pvt. Ltd., eGain Communications SrL, eGain Communications B.V., eGain Communications Ltd., eGain Communications Pacific Pte. Ltd., eGain France S.A.R.L and eGain Deutschland GmbH. All significant intercompany balances and transactions have been eliminated.

In fiscal year 2012, we liquidated our Singapore subsidiary (eGain Communications Pacific Pte. Ltd) and recorded a reclassification adjustment from accumulated other comprehensive loss on the consolidated balance sheet to other expense on the consolidated statement of operations.

Reclassification

Certain reclassifications have been made to the consolidated statement of cash flows for fiscal year ended June 30, 2011 to conform to the presentation of the fiscal year ended June 30, 2012.

Voluntary Change in Accounting Policy for Sales Commissions

On July 1, 2012, we made a voluntary change to our accounting policy for sales commissions related to new cloud (hosting) contracts with customers, from recording an expense when incurred to deferral and amortization of the sales commission in proportion to the revenue recognized over the term of the contract. We believe this method is preferable because commission charges (that are direct and incremental) are so closely related to the revenue from the contracts that they should be deferred and charged to expense over the same period that the related revenue is recognized. Furthermore, we believe that most industry peers have adopted a similar commission expense policy. As a result, we believe this change should improve the comparability of our consolidated financial statements to our industry peers and provide better matching of revenue and expenses.

We have, in accordance with Accounting Standards Codification, or ASC 250, Accounting Changes and Error Corrections, retrospectively applied this new accounting policy to all applicable prior period financial information presented herein as required. The cumulative effect of this change on accumulated deficit was a decrease of $600,000 as of July 1, 2009.

The following tables present the effect on the consolidated financial statements of the accounting change that was retrospectively adopted on July 1, 2012:

Consolidated Balance Sheet
(in thousands)	June 30, 2012
	As Previously Reported	Adjustment (1)	As Adjusted
Deferred commissions	$—	$955	$955
Total current assets	$17,276	$955	$18,231
Deferred commissions, net of current portion	$—	$643	$643
Total assets	$26,345	$1,598	$27,943
Accumulated deficit	$(323,616)	$1,598	$(322,018)
Total stockholders’ equity	$2,315	$1,598	$3,913
Total liabilities and stockholders’ equity	$26,345	$1,598	$27,943

Consolidated Balance Sheet
(in thousands)	June 30, 2011
	As Previously Reported	Adjustment (1)	As Adjusted
Deferred commissions	$—	$404	$404
Total current assets	$21,846	$404	$22,250
Deferred commissions, net of current portion	$—	$99	$99
Total assets	$28,224	$503	$28,727
Accumulated deficit	$(318,699)	$503	$(318,196)
Total stockholders’ equity	$6,012	$503	$6,515
Total liabilities and stockholders’ equity	$28,224	$503	$28,727

Consolidated Statement of Operations	Year Ended
(in thousands)	June 30, 2012
	As Previously Reported	Adjustment (1)	As Adjusted
Sales and marketing	$21,181	$(1,095)	$20,086
Total operating expense	$33,056	$(1,095)	$31,961
Income / (loss) from operations	$(3,128)	$1,095	$(2,033)
Net income / (loss) before income tax	$(4,527)	$1,095	$(3,432)
Net income / (loss)	$(4,917)	$1,095	$(3,822)

Basic net income / (loss) per share	$(0.20)	$0.04	$(0.16)
Diluted net income / (loss) per share	$(0.20)	$0.04	$(0.16)

Consolidated Statement of Operations	Year Ended
(in thousands)	June 30, 2011
	As Previously Reported	Adjustment (1)	As Adjusted
Sales and marketing	$13,932	$139	$14,071
Total operating expense	$23,457	$139	$23,596
Income / (loss) from operations	$9,692	$(139)	$9,553
Net income / (loss) before income tax	$8,707	$(139)	$8,568
Net income / (loss)	$8,511	$(139)	$8,372

Basic net income / (loss) per share	$0.37	$(0.00)	$0.37
Diluted net income / (loss) per share	$0.35	$(0.01)	$0.34

Condensed Consolidated Statement of Operations	Year Ended
(in thousands)	June 30, 2010
	As Previously Reported	Adjustment (1)	As Adjusted
Sales and marketing	$10,226	$(42)	$10,184
Total operating expense	$18,947	$(42)	$18,905
Income / (loss) from operations	$1,222	$42	$1,264
Net income / (loss) before income tax	$32	$42	$74
Net income / (loss)	$(127)	$42	$(85)

Basic net income / (loss) per share	$(0.01)	$0.01	$(0.00)
Diluted net income / (loss) per share	$(0.01)	$0.01	$(0.00)

Consolidated Statement of Comprehensive Income	Year Ended
(in thousands)	June 30, 2012
	As Previously Reported	Adjustment (1)	As Adjusted
Net loss	$(4,917)	$1,095	$(3,822)
Comprehensive loss	$(4,867)	$1,095	$(3,772)

Consolidated Statement of Comprehensive Income	Year Ended
(in thousands)	June 30, 2011
	As Previously Reported	Adjustment (1)	As Adjusted
Net income	$8,511	$(139)	$8,372
Comprehensive income	$8,307	$(139)	$8,168

Consolidated Statement of Comprehensive Income	Year Ended
(in thousands)	June 30, 2010
	As Previously Reported	Adjustment (1)	As Adjusted
Net loss	$(127)	$42	$(85)
Comprehensive loss	$(217)	$42	$(175)

Consolidated Statement of Cash Flows
(in thousands)	Year Ended
	June 30, 2012
	As Previously Reported	Adjustment (1)	As Adjusted
Net income / (loss)	$(4,917)	$1,095	$(3,822)
Amortization of deferred commissions	$—	628	628
Deferred commissions	$—	$(1,723)	$(1,723)

Consolidated Statement of Cash Flows
(in thousands)	Year Ended
	June 30, 2011
	As Previously Reported	Adjustment (1)	As Adjusted
Net income / (loss)	$8,511	$(139)	$8,372
Amortization of deferred commissions	$—	752	752
Deferred commissions	$—	$(613)	$(613)

Consolidated Statement of Cash Flows
(in thousands)	Year Ended
	June 30, 2010
	As Previously Reported	Adjustment (1)	As Adjusted
Net income / (loss)	$(127)	$42	$(85)
Amortization of deferred commissions	$—	603	603
Deferred commissions	$—	$(645)	$(645)

(1)	Reflects the retrospective impact to sales commission expense as a result of the voluntary change to our sales commission expense policy which was adopted in the first quarter of fiscal year 2013.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The estimates are based upon information available as of the date of the financial statements. Actual results could differ from those estimates.

We evaluate our significant estimates, including those related to revenue recognition, provision for doubtful accounts, valuation of stock-based compensation, valuation of long-lived assets, valuation of deferred tax assets, and litigation, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We refer to accounting estimates of this type as “critical accounting estimates.”

Foreign Currency

The functional currency of each of our international subsidiaries is the local currency of the country in which it operates. Assets and liabilities of our foreign subsidiaries are translated at month-end exchange rates, and revenue and expenses are translated at the average monthly exchange rates. The resulting cumulative translation adjustments are recorded as a component of accumulated other comprehensive income/(loss). Foreign currency transaction gains and losses are included in other income/(expense) in the consolidated statements of operations, and resulted in a loss of $461,000, a gain of $218,000, and a loss of $47,000 in fiscal years 2012, 2011 and 2010, respectively.

Cash and Cash Equivalents and Investments

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Time deposits held for investments that are not debt securities are included in short-term investments in the consolidated balance sheets. Investments in time deposits with original maturities of more than three months but remaining maturities of less than one year are considered short-term investments. Investments held with the intent to reinvest or hold for longer than a year, or with remaining maturities of one year or more, are considered long-term investments. The Company’s cash equivalents at June 30, 2012 and 2011 consisted of money market funds with original maturities of three months or less, and are therefore classified as cash and cash equivalents in the accompanying consolidated balance sheets. As of June 30, 2012, the Company did not have any short-term or long-term investments. The Company’s short-term investments at June 30, 2011 consisted of time deposits with maturities of less than one year.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, investments, accounts receivable, accounts payable and debt, including related party debt. We do not have any derivative financial instruments. We believe the reported carrying amounts of these financial instruments approximate fair value, based upon their short-term nature and comparable market information available at the respective balance sheet dates.

Concentration of Credit Risk

Financial instruments that subject us to concentrations of credit risk consist principally of cash and cash equivalents, investments, and trade accounts receivable. We are exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. We invest excess cash primarily in money market funds, which are highly liquid securities that bear minimal risk. Our cash and cash equivalents were $9.9 million as of June 30, 2012 which exceeded the FDIC (Federal Deposit Insurance Corporation) limit. In addition, we have investment policies and procedures that are reviewed periodically to minimize credit risk.

Our customer base extends across many different industries and geographic regions. We perform ongoing credit evaluations of our customers with outstanding receivables and generally do not require collateral. In addition, we established an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. One customer accounted for about 10% of total revenue in fiscal year 2012. One customer accounted for 22% and 14% of total revenue in both fiscal years 2011 and 2010. One customer accounted for approximately 17% of accounts receivables at June 30, 2012. Three customers accounted for approximately 23%, 18% and 16% of accounts receivables at June 30, 2011, and one customer accounted for approximately 31% of accounts receivables at June 30, 2010.

Sales to customers outside of North America accounted for $19.1 million, $23.5 million and $14.2 million of our total revenue in the fiscal years 2012, 2011 and 2010, respectively.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets which typically is between three to five years. Leasehold improvements are amortized over the lesser of their corresponding lease term or the estimated useful lives of the improvements which typically is five years. Leased equipment is depreciated on straight-line basis over the useful life of the asset if the lease meets either the transfer of ownership criterion or the bargain purchase option criterion. If the lease does not meet either of the two criterions mentioned, the asset is depreciated over the lease term.

Goodwill and Other Intangible Assets

In accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC 350, Goodwill and Other Intangible Assets, we review goodwill annually for impairment (or more frequently if impairment indicators arise). In addition, we evaluate purchased intangible assets to determine that all such assets have determinable lives. We operate under a single reporting unit and accordingly, all of our goodwill is associated with the entire company. We performed annual impairment reviews for fiscal years 2012, 2011 and 2010 and found no impairment.

Impairment of Long-Lived Assets

In accordance with the provisions of ASC 360, Property, Plant and Equipment, we review long-lived assets for impairment, including property and equipment and intangible assets, whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Under ASC 360, an impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. During fiscal years 2012 and 2011, we did not have any such losses.

Revenue Recognition

We derive revenue from three sources: license fees, recurring revenue and professional services. Recurring revenue include hosting and software maintenance and support. Maintenance and support consists of technical support, software upgrades and enhancements. Professional services primarily consist of consulting, implementation services and training. Significant management judgments and estimates are made and used to determine the revenue recognized in any accounting period. Material differences may result in changes to the amount and timing of our revenue for any period if different conditions were to prevail. We present revenue, net of taxes collected from customers and remitted to governmental authorities.

We apply the provisions of ASC 985-605, Software Revenue Recognition, to all transactions involving the licensing of software products. In the event of a multiple element arrangement for a license transaction, we evaluate the transaction as if each element represents a separate unit of accounting taking into account all factors following the accounting standards. We apply ASC 605, Revenue Recognition, for hosting transactions to determine the accounting treatment for multiple elements. We also apply ASC 605 for fixed fee arrangements in which we use the percentage of completion method to recognize revenue when reliable estimates are available for the costs and efforts necessary to complete the implementation services. When such estimates are not available, the completed contract method is utilized. Under the completed contract method, revenue is recognized only when a contract is completed or substantially complete.

When licenses are sold together with system implementation and consulting services, license fees are recognized upon shipment, provided that (i) payment of the license fees is not dependent upon the performance of the consulting and implementation services, (ii) the services are available from other vendors, (iii) the services qualify for separate accounting as we have sufficient experience in providing such services, have the ability to estimate cost of providing such services, and we have vendor-specific objective evidence of fair value, and (iv) the services are not essential to the functionality of the software.

We use signed software license and services agreements and order forms as evidence of an arrangement for sales of software, hosting, maintenance and support. We use signed engagement letters to evidence an arrangement for professional services.

License Revenue

We recognize license revenue when persuasive evidence of an arrangement exists, the product has been delivered, no significant obligations remain, the fee is fixed or determinable, and collection of the resulting receivable is probable. In software arrangements that include rights to multiple software products and/or services, we use the residual method under which revenue is allocated to the undelivered elements based on vendor- specific objective evidence of the fair value of such undelivered elements. The residual amount of revenue is allocated to the delivered elements and recognized as revenue, assuming all other criteria for revenue recognition have been met. Such undelivered elements in these arrangements typically consist of software maintenance and support, implementation and consulting services and in some cases, hosting services.

Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. We have standard payment terms included in our contracts. We assess collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If we determine that collection of a fee is not reasonably assured, we defer the revenue and recognize it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

We periodically sell to resellers. License sales to resellers as a percentage of total revenue were approximately 2%, 5% and 4% in fiscal years 2012, 2011 and 2010, respectively. Revenue from sales to resellers is generally recognized upon delivery to the reseller but depends on the facts and circumstances of the transaction, such as our understanding of the reseller’s plans to sell the software, if there are any return provisions, price protection or other allowances, the reseller’s financial status and our past experience with the particular reseller. Historically sales to resellers have not included any return provisions, price protections or other allowances.

Hosting Revenue

Included in recurring revenue is revenue derived from our hosted service offerings. We recognize hosting services revenue ratably over the period of the applicable agreement as services are provided. Hosting agreements typically have an initial term of one or two years and automatically renew unless either party cancels the agreement. The majority of the hosting services customers purchase a combination of our hosting service and professional services. In some cases the customer may also acquire a license for our software.

We evaluate whether each of the elements in these arrangements represents a separate unit of accounting, as defined by ASC 605, using all applicable facts and circumstances, including whether (i) we sell or could readily sell the element unaccompanied by the other elements, (ii) the element has stand-alone value to the customer, and (iii) there is a general right of return. We use vendor specific objective evidence, of fair value for each of those units, when available. For revenue recognition with multiple-deliverable elements, in certain limited circumstances when vendor specific objective evidence of fair value does not exist, we apply the selling price hierarchy. We consider the applicability of ASC 985-605, on a contract-by-contract basis. In hosted term-based agreements, where the customer does not have the contractual right to take possession of the software, the revenue is recognized on a monthly basis over the term of the contract. Invoiced amounts are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. For professional services that we determine do not have stand-alone value to the customer, we recognize the services revenue ratably over the longer of the remaining contractual period or the average estimated life of the customer hosting relationship, once hosting has gone live or system ready. We currently estimate the life of the customer hosting relationship to be approximately 27 months, based on the average life of all hosting customer relationships.

We consider a software element to exist when we determine that the customer has the contractual right to take possession of our software at any time during the hosting period without significant penalty and can feasibly run the software on its own hardware or enter into another arrangement with a third party to host the software. Additionally, we have established vendor-specific objective evidence for the hosting and support elements of perpetual license sales, based on the prices charged when sold separately and substantive renewal terms. Accordingly, when a software element exists in a hosting services arrangement, license revenue for the perpetual software license element is determined using the residual method and is recognized upon delivery. Revenue for the hosting and support elements is recognized ratably over the contractual time period. Professional services are recognized as described below under “Professional Services Revenue.” If vendor-specific evidence of fair value cannot be established for the undelivered elements of an agreement, the entire amount of revenue from the arrangement is recognized ratably over the period that these elements are delivered.

Maintenance and Support Revenue

Included in recurring revenue is revenue derived from maintenance and support services. We use vendor-specific objective evidence of fair value for maintenance and support to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one year. Maintenance and support is renewable by the customer on an annual basis. Maintenance and support rates, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

Professional Services Revenue

Included in professional services revenue is revenue derived from system implementation, consulting and training. For license transactions, the majority of our consulting and implementation services qualify for separate accounting. We use vendor-specific objective evidence of fair value for the services to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Our consulting and implementation service contracts are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of our contracts are on a time-and-materials basis. For time-and-materials contracts, where the services are not essential to the functionality, we recognize revenue as services are performed. If the services are essential to functionality, then both the product license revenue and the service revenue are recognized under the percentage of completion method. For a fixed-fee contract we recognize revenue based upon the costs and efforts to complete the services in accordance with the percentage of completion method, provided we are able to estimate such cost and efforts.

For hosting, consulting and implementation services that do not qualify for separate accounting we recognize the services revenue ratably over the estimated life of the customer hosting relationship.

Training revenue that meets the criteria to be accounted for separately is recognized when training is provided or, in the case of hosting, when the customer also has access to the hosting services.

Deferred Revenue

Deferred revenue primarily consists of payments received in advance of revenue recognition from hosting and support services described above. Deferred revenue is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual or quarterly installments. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable hosting or support agreements. Deferred revenue is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing and new business linearity within the quarter.

Deferred revenue that will be recognized during the succeeding twelve month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent.

Deferred Commissions

Deferred commissions are the direct and incremental costs directly associated with cloud contracts with customers and consist of sales commissions to our direct sales force.

The commissions are deferred and amortized over the terms of the related customer contracts, which are typically one or two years. The commission payments are paid based on contract terms in the month following the quarter in which the commissions are earned. The deferred commission amounts are recognized under “Sales and Marketing” expense in the consolidated statements of operations over the terms of the related customer contracts, in proportion to the recognition of the associated revenue.

For additional information, please see Voluntary Change in Accounting Policy for Sales Commissions discussed above.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends unsecured credit to its customers on a regular basis. Our accounts receivable are derived from revenue earned from customers and are not interest bearing. We also maintain an allowance for doubtful accounts to reserve for potential uncollectible trade receivables. We review our trade receivables by aging category to identify specific customers with known disputes or collectability issues. We exercise judgment when determining the adequacy of these reserves as we evaluate historical bad debt trends, general economic conditions in the U.S. and internationally, and changes in customer financial conditions. If we made different judgments or utilized different estimates, material differences may result in additional reserves for trade receivables, which would be reflected by charges in general and administrative expenses for any period presented. We write off a receivable after all collection efforts have been exhausted and the amount is deemed uncollectible.

Deferred Costs

Deferred costs are included in other assets. Such amounts include fees we pay to third party partners for technology and are deferred and amortized over the related customer contract term. Amortization of deferred third party partner fees is included in sales and marketing expense in the accompanying consolidated statements of operations.

Leases

Lease agreements are evaluated to determine whether they are capital or operating leases in accordance with ASC 840, Accounting for Leases. When any one of the four test criteria in ASC 840 is met, the lease then qualifies as a capital lease.

Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets, but not exceeding the lease term. Interest charges are expensed over the period of the lease in relation to the carrying value of the capital lease obligation.

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of each lease term.

Software Development Costs

We account for software development costs in accordance with ASC 985, Software, for costs of the software to be sold, leased or marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are included in research and development expense as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. To date, software development costs incurred in the period between achieving technological feasibility and general availability of software have not been material and have been charged to operations as incurred.

Advertising Costs

We expense advertising costs as incurred. Total advertising expenses for the fiscal years ended June 30, 2012, 2011 and 2010 were $251,000, $348,000 and $289,000, respectively.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of the stock-based awards at the grant date requires significant judgment and the use of estimates, particularly surrounding Black-Scholes valuation assumptions such as stock price volatility and expected option lives.

Income Taxes

Income taxes are accounted for using the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, deferred tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets except the deferred tax assets related to India as we believe it is more likely than not that those assets will be realized.

The FASB clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statement, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, the FASB provides guidance under ASC 740, Income Taxes on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Our provision consists of foreign and state income taxes.

Comprehensive Income / (Loss)

We report comprehensive income / (loss) and its components in accordance with ASC 220, Comprehensive Income. Under the accounting standards, comprehensive income / (loss) includes all changes in equity during a period except those resulting from investments by or distributions to owners. Total comprehensive income / (loss) for each of the three years in the period ended June 30, 2012 is shown in the accompanying statements of stockholders’ equity / (deficit). Accumulated other comprehensive loss presented in the accompanying consolidated balance sheets at June 30, 2012 and 2011 consist of accumulated foreign currency translation adjustments and a cumulative translation reclassification adjustment from the liquidation of our Singapore subsidiary.

Net Income / (Loss) Per Common Share

Basic net income / (loss) per common share is computed using the weighted-average number of shares of common stock outstanding. In periods where net income is reported, the weighted–average number of shares is increased by warrants and options in the money to calculate diluted net income per common share.

The following table represents the calculation of basic and diluted net income/ (loss) per common share (in thousands, except per share data):

	Years Ended June 30,
	2012	2011	2010
Net income/(loss) applicable to common stockholders	$(3,822)	$8,372	$(85)

Basic net income/(loss) per common share	$(0.16)	$0.37	$(0.00)

Weighted average common shares used in computing basic net income/(loss) per common share	24,329	22,709	22,180
Effect of dilutive options and warrants outstanding	—	1,580	—

Weighted average common shares used in computing diluted net income/(loss) per common share	24,329	24,289	22,180

Diluted net income/(loss) per common share	$(0.16)	$0.34	$(0.00)

Weighted average shares of stock options and warrants to purchase 682,926 shares of common stock at June 30, 2011, were not included in the computation of diluted net income per common share due to their anti-dilutive effect.

Weighted average shares of stock options and warrants to purchase 2,612,113 and 4,896,247 shares of common stock at June 30, 2012 and 2010, respectively, were not included in the computation of diluted net loss per common share due to their anti-dilutive effect. Such securities could have a dilutive effect in future periods.

Segment Information

We operate in one segment, the development, license, implementation and support of our customer service infrastructure software solutions. Operating segments are identified as components of an enterprise for which discrete financial information is available and regularly reviewed by the company’s chief operating decision-maker in order to make decisions about resources to be allocated to the segment and assess its performance. Our chief operating decision-makers under ASC 280, Segment Reporting, are our executive management team. Our chief operating decision-makers review financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance.

Information relating to our geographic areas for the fiscal years ended June 30, 2012, 2011 and 2010 is as follows (in thousands):

	Total Revenue	Operating Income (Loss)	Identifiable Assets
Year ended June 30, 2012:
North America	$24,254	$(464)	$15,692
EMEA	18,862	2,490	6,162
Asia Pacific	248	(4,059)	1,209

	$43,364	$(2,033)	$23,063

Year ended June 30, 2011:
North America	$20,533	$2,685	$16,142
EMEA	23,396	10,260	6,015
Asia Pacific	136	(3,392)	1,690

	$44,065	$9,553	$23,847

Year ended June 30, 2010:
North America	$15,697	$1,162	$6,723
EMEA	14,027	2,969	3,503
Asia Pacific	153	(2,867)	852

	$29,877	$1,264	$11,078

The following table provides the revenue for the fiscal years 2012, 2011 and 2010:

	Year Ended June 30,
	2012	2011	2010
Revenue:
License	$11,067	$17,371	$7,389
Hosting services	11,196	9,244	7,538
Maintenance and support services	12,398	10,796	9,079
Professional services	8,703	6,654	5,871

	$43,364	$44,065	$29,877

One customer accounted for about 10% of total revenue in fiscal year 2012. One customer accounted for 22% and 14% of total revenue in fiscal year 2011 and 2010 respectively. Revenue is allocated to individual countries and geographical region by customer, based on where the product is shipped to and location of services performed.

New Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income, which supersedes certain pending paragraphs in ASU 2011-05, Presentation of Comprehensive Income, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities. We do not anticipate the adoption of this amendment to have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, to allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. For public entities, the amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 (our fiscal 2013). We do not anticipate the adoption of this amendment to have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, on comprehensive income presentation to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This update should be applied retrospectively. The adoption of this amendment resulted in the addition of the Consolidated Statements of Comprehensive Income / (Loss) to our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, on fair value measurement, which is intended to create consistency between U.S. GAAP and International Financial Reporting Standards. The amendments include clarification on the application of certain existing fair value measurement guidance and expanded disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The update should be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011 (our fiscal 2013). Early application by public entities is not permitted. We are currently evaluating the requirements of this standard, but do not expect it to have a material impact on our Consolidated Financial Statements.

2.	BALANCE SHEET COMPONENTS

Property and equipment consists of the following (in thousands):

	Year Ended June 30,
	2012	2011
Computers and equipment	$3,859	$2,725
Furniture and fixtures	290	97
Leasehold improvements	410	86

Total	4,559	2,908
Accumulated depreciation and amortization	(2,264)	(1,893)

Property and equipment, net	$2,295	$1,015

Depreciation and amortization expense was $846,000, $598,000, $631,000 for the years ended June 30, 2012, 2011 and 2010, respectively. Disposals of fixed assets were $254,000, $75,000 and $192,000 at June 30, 2012, 2011 and 2010, respectively. Fully depreciated equipment of $19.3 million and $19.4 million at June 30, 2012 and 2011, respectively, is not included in the table above.

Accrued liabilities consist of the following (in thousands):

	Year Ended June 30,
	2012	2011
Accrued other liabilities	$640	$1,149
Sales tax payable	596	604
Customer advances	203	122
Accrued rent	110	36

Accrued liabilities	$1,549	$1,911

3.	RELATED PARTY NOTES PAYABLE

On December 24, 2002, we entered into a note and warrant purchase agreement, as amended, or the 2002 Agreement, with Ashutosh Roy, our Chief Executive Officer, pursuant to which Mr. Roy made a loan to us, evidenced by a subordinated secured promissory note and received warrants to purchase shares of our common stock in connection with such loan. The five year subordinated secured promissory note bore interest at an effective annual rate of 12% due and payable upon the term of such note. We had the option to prepay the note at any time subject to the prepayment penalties set forth in such note. On December 31, 2002, Mr. Roy loaned us $2.0 million under the agreement and received warrants that allowed him to purchase up to 236,742 shares of our common stock at an exercise price equal to $2.11 per share. These warrants expired in December 2005. In connection with this loan, we recorded $1.83 million in related party notes payable and $173,000 of discount on the note related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the five year life of the note.

On October 31, 2003, we entered into an amendment to the 2002 Agreement with Mr. Roy, pursuant to which he loaned to us an additional $2.0 million evidenced by a subordinated secured promissory note, or the 2003 Note, and received additional warrants to purchase up to 128,766 shares of our common stock at an exercise price of $3.88 per share. These warrants expired in October 2008. In connection with this additional loan we recorded $1.8 million in related party notes payable and $195,000 of discount on the notes related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the five year life of the note. This note was amended and restated on June 29, 2007 and on September 24, 2008.

On March 31, 2004, we entered into notes and warrant purchase agreement with Mr. Roy, Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P., or the lenders, pursuant to which the lenders loaned to us $2.5 million evidenced by secured promissory notes and received warrants to purchase shares of our common stock in connection with such loan. The secured promissory notes had a term of five years and bore interest at an effective annual rate of 12% due and payable upon the maturity of such notes. The warrants allowed the lenders to purchase up to 312,500 shares of our common stock at an exercise price of $2.00 per share. These warrants expired in March 2007. We recorded $2.3 million in related party notes payable and $223,000 of discount on the notes related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the five year life of the notes. These notes were amended and restated on September 24, 2008.

On June 29, 2007, we amended and restated the 2002 and 2003 notes with Mr. Roy and he loaned to us an additional $2.0 million evidenced by a subordinated secured promissory note, or the 2007 Note, and received additional warrants that allowed him to purchase up to 333,333 shares of our common stock at $1.20 per share. These warrants expired in June 2010. In connection with this additional loan we recorded $1.8 million in related party notes payable and $187,000 discount on the note related to the relative value of the warrants issued in the transaction that is being amortized to interest expense over the life of the note (see note 6). In addition, the amendment extended the maturity date of the previous note through March 31, 2009. This note was amended and restated on September 24, 2008.

On September 24, 2008, we entered into a Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, or the Agreement, with the lenders. Immediately prior to the Agreement, the total outstanding indebtedness, including accrued interest, under the prior notes issued to the lenders, including the 2002, 2003 and 2007 Notes, as amended as applicable, equaled $13.8 million. Pursuant to the Agreement and subject to the terms and conditions contained therein, we and the lenders (i) converted a portion of the outstanding indebtedness under the prior notes equal to $6.5 million into shares of our common stock at a price per share equal to $0.95, or at a fair value of $3.4 million, or the Note Conversion, and (ii) extended the maturity date of the remaining outstanding indebtedness of $7.3 million to March 31, 2012, as well as the period for which interest shall accrue, or the Note Extension. We recorded the $3.1 million gain on the Note Conversion as a deemed contribution to capital since the lenders are related parties. In consideration for the Note Extension, the lenders received warrants to purchase an aggregate of 1,525,515 shares of our common stock at a price per share equal to $0.95 and as a result, we recorded $272,000 of discount on the notes related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the three year life of the note (see note 6). Mr. Roy exercised his warrants to purchase 1,218,493 shares of our common stock in March 2011. In September 2011, Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. exercised 307,022 warrants on a cashless basis and received 238,393 shares of our common stock. On June 30, 2011, and pursuant to the Agreement, we repaid in full all outstanding indebtedness, including interest, to Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. In addition, we made a partial payment to Mr. Roy for $2.9 million, including accrued interest, against his notes.

On March 31, 2012, we entered into Amendment No.1 to the Agreement with Mr. Roy. Pursuant to the Amendment and subject to the terms and conditions contained therein, we agreed that (i) the maturity date of the Note is extended 90 days to June 29, 2012; (ii) as of April 1, 2012 the “Face Amount” of the Note is $5.6 million, which includes $109,000 of interest for the 90 day extension. The face amount reflects the reduced interest rate on the Note of 8% beginning April 1, 2012; and (iii) the Company may prepay the Note in full or in part at any time prior to the maturity date without interest penalty.

On June 29, 2012, we entered into Amendment No. 2 to the Agreement with Mr. Roy. Pursuant to the Amendment and subject to the terms and conditions contained therein, we have agreed to extend the maturity date of the Note to July 31, 2013. We may prepay the Note in full or in part at any time prior to the maturity date without interest penalty. As of June 30, 2012 and 2011, the balance of the loan was $5.6 million and $5.0 million, respectively. The interest expense on the related party notes was $588,000, $1.2 million and $1.0 million, for fiscal years 2012, 2011 and 2010, respectively.

4.	BANK BORROWINGS

On June 27, 2011, we entered into a Loan and Security Agreement, or the Comerica Credit Facility, with Comerica Bank, or Comerica, as may be amended from time to time. Our obligations under the Comerica Credit Facility are secured by a lien on our assets. In addition, Mr. Roy has subordinated his security interests to those of Comerica pursuant to a Subordination Agreement dated as of June 27, 2011. The Comerica Credit Facility provides for the advance of up to the lesser of $1.5 million under a revolving line of credit, or the sum of (i) 80% of certain qualified receivables, less (ii) the aggregate face amounts of any letters of credit issued and any outstanding obligations to Comerica. The revolving line of credit matured on June 27, 2012 and bore interest at a rate of prime plus 0.75% per annum. As of June 30, 2012 there was no outstanding balance under the revolving credit line. The Comerica Credit Facility also provided $5.0 million to pay off obligations associated with our related parties, or the Comerica Term Loan, bears interest at a rate of prime plus 1.0% per annum, and is payable in 36 equal monthly payments of principal and interest with a maturity date of June 15, 2014. As of June 30, 2012 and 2011, the amount outstanding under the Comerica Term Loan was $3.3 million and $5.0 million, respectively, with an interest rate of 4.25%. There are a number of affirmative and negative covenants under the Comerica Credit Facility, with the primary covenants being that we are required to maintain a minimum cash balance of $1.0 million and we must maintain liquidity to debt ratio of at least 1.50 to 1.00. If we fail to comply with our covenants, Comerica can declare any outstanding amounts immediately due and payable and stop extending credit to us. As of June 30, 2012, we were in compliance with the covenants. Additionally, we accounted for the $1.0 million minimum cash balance as non-current restricted cash as the funds are not available for immediate withdraw or use and the term of the borrowing arrangement is more than 12 months. The Comerica Credit Facility also required Mr. Roy’s remaining related party debt to be repaid or converted to equity by the end of December 2011. On December 28, 2011, we amended the Loan and Security Agreement with Comerica Bank. Pursuant to an Amendment to the Loan and Security Agreement entered into on December 28, 2011, the time period in which Mr. Roy’s remaining related party debt to be repaid or converted to equity was extended to June 30, 2012. On June 28, 2012, we entered into another amendment that further extended the maturity date to July 31, 2013. In addition, Mr. Roy entered into an Affirmation of Subordination Agreement with Comerica, under which Mr. Roy acknowledges our execution of the Second Amendment and affirms his obligations under the Subordination Agreement with Comerica dated June 27, 2011.

The following table summarizes debt maturities during each of the next five fiscal years and thereafter on an aggregate basis at June 30, 2012 (in thousands):

Bank Borrowings
2013	$1,666
2014	1,667
2015	—
2016	—
2017	—
Thereafter	—

Total Bank Borrowings	$3,333

5.	INCOME TAXES

Income / (loss) before income taxes consisted of the following (in thousands):

	Year Ended June 30,
	2012	2011	2010
United States	$(3,441)	$2,918	$(1,340)
Foreign	9	5,650	1,414

Income / (loss) before income tax	$(3,432)	$8,568	$74

The following table reconciles the federal statutory tax rate to the effective tax rate of the provision for income taxes:

	Year Ended June 30,
	2012	2011	2010
Federal statutory income tax rate	34.0%	34.0%	34.0%
Current state taxes	3.4	2.7	(174.1)
Foreign rate differential	(9.4)	(20.4)	(400.2)
Permanent items	(0.5)	0.3	20.4
Expired net operating losses	(47.9)	3.9	467.3
Research and development credits	2.3	(1.7)	(56.4)
Other items	(2.9)	(5.0)	(4.1)
Net change in valuation allowance	9.6	(11.4)	328.9

Effective tax rate	(11.4)%	2.4%	215.8%

The components of the income tax provision are as follows (in thousands):

	Year Ended June 30,
	2012	2011	2010
Federal	$23	$(7)	$(21)
Foreign	341	178	178
State	26	25	2

Income tax provision	$390	$196	$159

As of June 30, 2012, we had federal and state net operating loss carryforwards of approximately $203.3 million and $49.1 million, respectively. The net operating loss carryforwards will expire at various dates beginning in 2012 through 2032, if not utilized. Partial amounts of the net operating loss are generated from the exercise of options and the tax benefit would be credited directly to stockholders’ equity. We also had federal research and development credit carry forwards of approximately $2.0 million as of June 30, 2012 which will expire at various dates beginning in 2016 through 2031, if not utilized. The California research and development credit carry forwards are approximately $2.6 million as of June 30, 2012 and have an indefinite carryover period. We also have UK net operating loss carry forwards of approximately $6.4 million as of June 30, 2012.

Utilization of the net operating losses and credits may be subject to a substantial limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

	June 30,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$73,087	$72,850
Research credits	3,688	3,593
Capitalized research and development	4	22
Stock compensation	599	361
Accruals and reserves	348	234
Other	504	246

Total deferred tax assets	78,230	77,306
Valuation allowance for deferred tax assets	(78,168)	(77,244)

Net deferred tax assets, included in other assets	$62	$62

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets except the deferred tax asset related to India as we believe it is more likely than not that those assets will be realized.

The net valuation allowance increased by $924,000 for year ended June 30, 2012 compared to the increase of $670,000 and $239,000 for years ended June 30, 2011 and June 30, 2010, respectively.

Deferred tax liabilities have not been recognized for $3.5 million of undistributed earnings of our foreign subsidiaries at June 30, 2012. It is our intention to reinvest such undistributed earnings indefinitely in our foreign subsidiaries. If we distribute these earnings, in the form of dividends or otherwise, we would be subject to both United States income taxes (net of applicable foreign tax credits) and withholding taxes payable to the foreign jurisdiction.

Uncertain Tax Positions

We apply ASC 740, Income Taxes, related to uncertainty in income taxes.

The aggregate changes in the balance of our gross unrecognized tax benefits during fiscal years 2012, 2011 and 2010 were as follows (in thousands):

	Year Ended June 30,
	2012	2011	2010
Beginning balance	$1,163	$1,127	$1,104
Increases in balances related to tax positions taken during current periods	30	36	34
Decrease in balances related to tax positions taken during current periods	—	—	(11)

Ending balance	$1,193	$1,163	$1,127

For fiscal year 2012, 2011, and 2010 if total unrecognized tax benefits were recognized, approximately $394,000, $0 and $0 respectively, would affect the effective income tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits in the provision for income tax, and the amounts were insignificant for the last three fiscal years.

We do not anticipate the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. We file income tax returns in the United States, and various state and foreign jurisdictions. In these jurisdictions tax years, 1994-2011 remain subject to examination by the appropriate governmental agencies due to tax loss carryovers from those years.

6.	STOCKHOLDERS’ EQUITY

Common Stock

We have reserved shares of common stock for issuance at June 30, 2012 as follows:

Reserved Stock Options
Stock options outstanding	2,738,250
Reserved for future grants of stock options	1,091,905

Total reserved shares of common stock for issuance	3,830,155

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share, and no shares of preferred stock are outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock.

Common Stock Warrants

On June 29, 2007, we entered into an amendment to the 2002 Agreement with Ashutosh Roy, the 2007 Note, and received warrants to purchase up to 333,333 shares of our common stock at an exercise price equal to $1.20 per share (see note 3). The fair value of these warrants was determined using the Black-Scholes valuation method with the following assumptions: an expected life of 3 years, an expected stock price volatility of 75%, a risk free interest rate of 4.28%, and a dividend yield of 0%. We recorded $1.8 million in related party notes payable and $187,000 of discount on the note related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the three year life of the note. These warrants expired in June 2010.

On June 27, 2008, in connection with a revolving credit facility with Bridge Bank N.A., or Bridge Bank, we issued warrants with a put option right to purchase up to 73,889 shares of the our common stock at an exercise price equal to $0.90 per share in connection with such credit facility, or the Bridge Bank Agreement. The fair value of these warrants was determined using the Black-Scholes valuation method with the following assumptions: an expected life of three years, an expected stock price volatility of 80%, a risk free interest rate of 3.14%, and a dividend yield of 0%. Bridge Bank had the right to require us to purchase the warrant at an amount specified in the Bridge Bank Agreement. The $168,000 fair value assigned to the warrant and put options was recorded as debt issuance cost as of June 30, 2008 and was amortized as interest expense over the two year term of the Agreement. We recorded no expense in fiscal years 2012 and 2011 related to these warrants and recorded $84,000 expense in fiscal year 2010. We accounted for the warrant and the put option rights as a compound financial instrument in the consolidated financial statements at fair value. Bridge Bank exercised the put option upon the expiration of the Bridge Bank Agreement in June 2011.

On September 24, 2008, we entered into a Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, or the Agreement, with the lenders (see note 3). In consideration for the Note Extension, the lenders received warrants to purchase an aggregate of 1,525,515 shares of our common stock at a price per share equal to $0.95 and as a result, we recorded $272,000 of discount on the notes related to the relative value of the warrants issued in the transaction that is being amortized to interest expense over the three year life of the note. The fair value of these warrants was determined using the Black-Scholes valuation method with the following assumptions: an expected life of three years, an expected stock price volatility of 80%, a risk free interest rate of 2.26%, and a dividend yield of 0%. Mr. Roy exercised his warrants to purchase 1,218,493 shares of our common stock in March 2011. In September 2011, Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. exercised 307,022 warrants on a cashless basis and received 238,393 shares of our common stock (see note 3).

The warrants activity is summarized as follows:

	Warrants Outstanding	Weighted Average Exercise Price
Warrants outstanding as of June 30, 2009	1,932,737	$0.99
Expiration of warrants assumed in June 2007	(333,333)	$1.20

Warrants outstanding as of June 30, 2010	1,599,404	$0.95
Expiration of warrants assumed in June 2008	(73,889)	$0.90
Warrants exercised from amendment to Notes with related parties	(1,218,493)	$0.95

Warrants outstanding as of June 30, 2011	307,022	$0.95
Warrants exercised from amendment to Notes with related parties	(307,022)	$0.95

Warrants outstanding as of June 30, 2012	—	$0.00

2005 Management Stock Option Plan

In May 2005, our board of directors adopted the 2005 Management Stock Option Plan, or the 2005 Management Plan, which provides for the grant of nonstatutory stock options to directors, officers and key employees of eGain and its subsidiaries. The Plan was increased by 500,000 shares of common stock in November 2007 and 500,000 shares of common stock in September 2011. Options under the 2005 Management Plan are granted at a price not less than 100% of the fair market value of the common stock on the date of grant. Options granted under the 2005 Management Plan are subject to eGain’s right of repurchase, whose right shall lapse with respect to one-forty-eighth (1/48th) of the shares granted to a director, officer or key employee for each month of continuous service provided by such director, officer or key employee to eGain. The options granted under this plan are exercisable for up to ten years from the date of grant.

The following table represents the activity under the 2005 Management Plan:

	Shares Available for Grant	Options Outstanding	Weighted Average Price
Balance at June 30, 2009	324,250	1,134,400	$0.77
Options Granted	(120,000)	120,000	$0.82
Options Forfeited / Expired	30,000	(30,000)	$0.64

Balance at June 30, 2010	234,250	1,224,400	$0.78
Options Granted	(115,000)	115,000	$1.97
Options Forfeited / Expired	—	(755,000)	—

Balance at June 30, 2011	119,250	584,400	$0.93
Shares Authorized for Issuance	500,000	—	—
Options Granted	(340,000)	340,000	$4.56
Options Exercised	—	(40,650)	$0.69
Options Forfeited / Expired	18,750	(18,750)	$2.90

Balance at June 30, 2012	298,000	865,000	$2.33

2005 Stock Incentive Plan

In March 2005, our board of directors adopted the 2005 Stock Incentive Plan, the 2005 Incentive Plan, which provides for the grant of stock options to eGain’s employees, officers, directors and consultants. Options granted under the 2005 Incentive Plan are either incentive stock options or non-statutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the date of grant. The options generally vest ratably over a period of four years and expire no later than ten (10) years from the date of grant. We received stockholder approval of the 2005 Incentive Plan at its 2005 Annual Meeting of Stockholders. Our board of directors approved an increase in the 2005 Incentive Plan by 1.0 million shares of common stock in February 2009 and 1.0 million shares of common stock in September 2011. We received stockholder approval for the increases at our 2009 and 2011 Annual Meeting of Stockholders.

The following table represents the activity under the 2005 Stock Incentive Plan:

	Shares Available for Grant	Options Outstanding	Weighted Average Price
Balance at June 30, 2009	1,087,600	372,400	$0.99
Options Granted	(941,100)	941,100	$0.76
Options Exercised	—	(840)	$0.74
Options Forfeited / Expired	46,017	(46,017)	$0.90

Balance at June 30, 2010	192,517	1,266,643	$0.82
Options Granted	(165,450)	165,450	$1.89
Options Exercised	—	(110,781)	$0.75
Options Forfeited / Expired	71,984	(71,984)	$1.03

Balance at June 30, 2011	99,051	1,249,328	$0.96
Shares Authorized for Issuance	1,000,000	—	—
Options Granted	(380,300)	380,300	$5.53
Options Exercised	—	(54,713)	$0.95
Options Forfeited / Expired	75,154	(75,154)	$4.04

Balance at June 30, 2012	793,905	1,499,761	$1.96

2000 Non-Management Stock Option Plan

In July 2000, our board of directors adopted the 2000 Non-Management Stock Option Plan, or the 2000 Plan, which provided for the grant of non-statutory stock options to our employees, advisors and consultants of eGain. Options under the 2000 Plan were granted at a price not less than 85% of the fair market value of the common stock on the date of grant. Our board of directors determines the fair market value (as defined in the 2000 Plan) of the common stock, date of grant and vesting schedules of the options granted. The options generally vest ratably over 4 years and expire no later than 10 years from the date of grant. This plan expired in July 2010 and there are no further options available to grant under the 2000 Plan.

The following table represents the activity under the 2000 Plan:

	Shares Available for Grant	Options Outstanding	Weighted Average Price
Balance at June 30, 2009	42,589	152,256	$10.29
Options Granted	(56,000)	56,000	$0.71
Options Exercised	—	(500)	$0.80
Options Forfeited / Expired	14,989	(14,989)	$16.27

Balance at June 30, 2010	1,578	192,767	$7.07
Options Granted	—	(25,953)	$0.90
Options Forfeited / Expired	58,293	(58,293)	$19.86
Plan Shares Expired	(59,871)	—	—

Balance at June 30, 2011	—	108,521	$1.68
Options Exercised	—	(27,655)	$1.59
Options Forfeited / Expired	—	(3,389)	$11.46

Balance at June 30, 2012	—	77,477	$1.28

1998 Stock Plan

In June 1998, our board of directors adopted the 1998 Stock Plan, or the 1998 Plan, which provides for grant of stock options to eligible participants. Options granted under the 1998 Plan are either incentive stock options or non-statutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock and non-statutory options may be granted to eligible participants at exercise prices of no less than 85% of the fair value of the common stock on the date of grant. Our board of directors determines the fair market value (as defined in the 1998 Plan) of the common stock, date of grant and vesting schedules of the options granted. The options generally vest ratably over a period of four years and expire no later than 10 years from the date of grant. Options are generally exercisable upon grant, subject to our repurchase rights until vested. This plan expired in November 2010 and there are no further options available to grant under the 1998 Plan.

The following table represents the activity under the 1998 Plan:

	Shares Available for Grant	Options Outstanding	Weighted Average Price
Balance at June 30, 2009	22,122	577,994	$5.83
Options Granted	(4,600)	4,600	$0.49
Options Exercised	—	(19,344)	$0.66
Options Forfeited / Expired	52,858	(52,858)	$13.35

Balance at June 30, 2010	70,380	510,392	$5.20
Options Granted	—	(39,216)	$0.73
Options Forfeited / Expired	40,465	(40,465)	$34.51
Plan Shares Expired	(110,845)	—	—

Balance at June 30, 2011	—	430,711	$2.86
Options Exercised	—	(79,416)	$2.43
Options Forfeited / Expired	—	(55,283)	$12.21

Balance at June 30, 2012	—	296,012	$1.22

The following table summarizes information about stock options outstanding and exercisable under all stock option plans as of June 30, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.30–$0.60	60,355	6.05	$0.47	55,738	$0.47
$0.64–$0.64	458,631	2.91	0.64	458,631	0.64
$0.70–$0.70	1,000	3.32	0.70	1,000	0.70
$0.74–$0.74	691,678	7.13	0.74	459,399	0.74
$0.75–$0.91	299,906	5.88	0.79	218,292	0.78
$0.92–$1.40	288,632	5.09	1.17	239,117	1.16
$1.45–$3.32	290,998	5.45	2.32	175,457	2.31
$3.64–$5.28	423,000	9.37	4.64	16,666	5.28
$5.30–$6.91	222,050	9.30	6.08	600	5.60
$9.00–$9.00	2,000	9.33	9.00	—	—

$0.30–$9.00	2,738,250	6.39	$1.98	1,624,900	$0.99

The summary of options vested and exercisable at June 30, 2012 comprised:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Options outstanding	2,738,250	$1.98	$9,660,787	6.39
Fully vested and expected to vest options.	2,623,894	$1.89	$9,482,200	6.28
Options exercisable	1,624,900	$0.99	$7,251,533	4.91

The aggregate intrinsic value in the preceding table represents the total intrinsic value based on stock options with a weighted average exercise price less than our closing stock price of $5.45 as of June 30, 2012 that would have been received by the option holders, had they exercised their options on June 30, 2012. The total intrinsic value of stock options exercised during fiscal year 2012, 2011 and 2010 was $690,511, $1,030,788 and $6,162, respectively.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. All of our stock-based compensation is accounted for as an equity instrument. The table below summarizes the effect of stock-based compensation (in thousands, except per share amounts):

	Year Ended June 30,
	2012	2011	2010
Non-cash stock-based compensation expense	$(856)	$(218)	$(244)
Income tax benefit	—	—	—

Net income effect	$(856)	$(218)	$(244)

Net effect on earnings per share, basic and diluted	$(0.04)	$(0.01)	$(0.01)

We utilized the Black-Scholes valuation model for estimating the fair value of the stock-based compensation of options granted. All shares of our common stock issued pursuant to our stock option plans are only issued out of an authorized reserve of shares of common stock which were previously registered with the Securities and Exchange Commission on a registration statement on Form S-8.

During the fiscal year ended June 30, 2012, 2011 and 2010 there were 720,300, 280,450 and 1,121,700 options granted, respectively, with a weighted-average fair value of $3.21, $1.21 and $0.54, respectively, using the following assumptions:

	Year Ended June 30,
	2012	2011	2010
Dividend yield	—	—	—
Expected volatility	85%	82%	80%
Average risk-free interest rate	0.97%	1.82%	2.76%
Expected life (in years)	4.48	4.50	6.25

The dividend yield of zero is based on the fact that we have never paid cash dividends and have no present intention to pay cash dividends. We determined the appropriate measure of expected volatility by reviewing historic volatility in the share price of our common stock, as adjusted for certain events that management deemed to be non-recurring and non-indicative of future events. The risk-free interest rate is derived from the average U.S. Treasury Strips rate with maturities approximating the expected lives of the awards during the period, which approximate the rate in effect at the time of the grant.

Prior to October 2009, in developing our estimate of expected life of a stock option, we determined that our historical share option exercise experience did not provide a reasonable basis upon which to estimate expected life. In addition, estimating life based on the expected terms of options granted by other, similar companies with similarly structured awards was considered but data was not readily available to arrive at reliable estimates. We therefore used the technique commonly referred to as the “simplified method” described as a temporary method to develop the estimate of the expected life of a “plain vanilla” employee stock option. Under this approach, the expected life would be presumed to be the mid-point between the vesting date and the end of the contractual term. In October 2009 we changed from using the “simplified method” of developing the estimate of the expected life to basing it on the historical exercise behavior, and cancellations of all past option grants made by the company during the time period which its equity shares have been publicly traded, the contractual term of the option, the vesting period and the expected remaining term of the outstanding options. The change in the estimate did not have a material effect on either the expected life or the valuation of the stock options.

Total compensation cost, net of forfeitures of all options granted but not yet vested as of June 30, 2012 was $1.5 million which is expected to be recognized over the weighted average period of 1.34 years.

7.	COMMITMENTS AND CONTINGENCIES

Capital Lease

In May 2009, we entered into a capital lease agreement in order to finance software and one year of related support. The lease terms commenced in May 2009 when the license was delivered, and terminates on July 01, 2011. We were obligated to repay the borrowings in eight quarterly installments of principal and interest of $43,817 beginning on July 1, 2009. At the end of the final installment period, we had the option of renewing, returning or purchasing the software at $28,000. The lease obligation and capitalization amount at inception was $305,000, and the interest rate was 3.06%. At the end of the lease term, we exercised our option to purchase the software for $28,000. As of June 30, 2011, property and equipment for the capital lease included $305,000 of software under capital lease. The accumulated amortization of assets under capital lease was $212,000 as of June 30, 2011. As a result of the exercise of the bargain purchase option, there were no assets under capital lease as of June 30, 2012.

Operating Lease

Our India and United States office leases that expired in fiscal year 2011 were renewed or extended. In addition, we were able to obtain new office spaces on acceptable and commercially reasonable terms. We lease our facilities under non-cancelable operating leases that expire on various dates through fiscal year 2017. Our lease agreements provide us with the option to renew. We recognize rent expense, which includes fixed escalation amounts in addition to minimum lease payment, on a straight-line basis over each lease term. Rent expense for facilities under operating leases was $1.1 million, $779,000 and $754,000 for the fiscal years ended June 30, 2012, 2011 and 2010, respectively. We generated no sublease rental income for the fiscal years 2012, 2011 and 2010, respectively.

A summary of future minimum operating lease payments is as follows (in thousands):

Fiscal Year June 30,	Operating Leases
2013	$1,274
2014	1,309
2015	868
2016	904
2017	563
Thereafter	—

Total minimum lease payments	$4,918

Hosting Services

We have agreements with third parties to provide co-location services for hosting operations that expire on various dates through fiscal year 2013. The agreement requires payment of a minimum amount per month in return for which the hosting services provider provides co-location services with certain guarantees of network availability. Rental expense for co-location centers was $633,000, $438,000 and $697,000 for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

A summary of future minimum hosting co-location payments is as follows (in thousands).

Fiscal Year June 30,	Co-location
2013	$456
2014	116
2015	—
2016	—
2017	—
Thereafter	—

Total minimum payments	$572

Employee benefit plans

Defined Contribution Plans

We sponsor an employee savings and retirement plan, the 401(k) Plan, as allowed under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is available to all domestic employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 60% of their salary, subject to certain limitations. The Company, at the discretion of its board of directors, may make contributions to the 401(k) Plan. We have not contributed to the 401(k) Plan since its inception. We also have a defined contribution plan related to our foreign subsidiaries. Amounts expensed under these plans were $280,000, $267,000 and $239,000 for the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

Gratuity Plan - India

In accordance with Gratuity Act of 1972, the company sponsors a defined benefit plan (the “Gratuity Plan”) for all of its Indian employees. The plan is required by local law which provides a lump sum payment to vested employees upon retirement or termination of employment in an amount based on each employee’s salary and duration of employment with the company. The Gratuity Plan benefit cost for the year is calculated on an actuarial basis. Current service costs and actuarial gains or losses, or prior service cost, for the plan were insignificant for the fiscal years 2012, 2011 and 2010.

Severance Pay – Italy

We accrue a severance provisions and pay related taxes to local governmental agencies consistent with local regulatory requirements. Total severance plan expenses were insignificant for the fiscal years 2012, 2011 and 2010.

Warranty

We generally warrant that the program portion of our software will perform substantially in accordance with certain specifications for a period up to one year from the date of delivery. Our liability for a breach of this warranty is either a return of the license fee or providing a fix, patch, work-around or replacement of the software. During the fiscal year 2010, we changed the warranty period from a 90 day period to a period of up to one year from the date of delivery in response to industry trends. The effect of this change in estimate was insignificant.

We also provide standard warranties against and indemnification for the potential infringement of third party intellectual property rights to our customers relating to the use of our products, as well as indemnification agreements with certain officers and employees under which we may be required to indemnify such persons for liabilities arising out of their duties to us. The terms of such obligations vary. Generally, the maximum obligation is the amount permitted by law.

Historically, costs related to these warranties have not been significant. However we cannot guarantee that a warranty reserve will not become necessary in the future.

Indemnification

We have also agreed to indemnify our directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request.

Transfer pricing

We have received transfer pricing assessments from tax authorities with regard to transfer pricing issues for certain fiscal years, which we have appealed with the appropriate authority. We review the status of each significant matter and assess its potential financial exposure. We believe that such assessments are without merit and would not have a significant impact on our consolidated financial statements.

8.	LITIGATION

Beginning on October 25, 2001, a number of securities class action complaints were filed against us, and certain of our then serving officers and directors and underwriters connected with our initial public offering of common stock. The class actions were filed in the U.S. District Court for the Southern District of New York. The complaints alleged generally that the prospectus under which such securities were sold contained false and misleading statements with respect to discounts and excess commissions received by the underwriters as well as allegations of “laddering” whereby underwriters required their customers to purchase additional shares in the aftermarket in exchange for an allocation of IPO shares. The complaints sought an unspecified amount in damages on behalf of persons who purchased the common stock between September 23, 1999 and December 6, 2000. Similar complaints were filed against 55 underwriters and more than 300 other companies and other individuals. The over 1,000 actions were consolidated into a single action called In re Initial Public Offering Sec. Litig. In 2003, we and the other issuer defendants (but not the underwriter defendants) reached an agreement with the plaintiffs to resolve the cases as to our liability and that of our officers and directors. The settlement involved no monetary payment or other consideration by us or our officers and directors and no admission of liability. On August 31, 2005, the Court issued an order preliminarily approving the settlement. On April 24, 2006, the Court held a public hearing on the fairness of the proposed settlement. Meanwhile the consolidated case against the underwriters proceeded. In October 2004, the Court certified a class. On December 5, 2006, however, the United States Court of Appeals for the Second Circuit reversed, holding that the class certified by the District Court could not be certified. In re Initial Public Offering Sec. Litig., 471 F.3d 24 (2d Cir. 2006), modified F 3d 70 (2d Cir. 2007). The Second Circuit’s holding, while directly affecting only the underwriters, raised doubt as to whether the settlement class contemplated by the proposed issuer settlement could be approved. On June 25, 2007, the district court entered a stipulated order terminating the proposed issuer settlement. Thereafter pretrial proceedings resumed. In March 2009, all parties agreed on a new global settlement of the litigation; this settlement included underwriters as well as issuers. Under the settlement, the insurers would pay the full amount of settlement share allocated to us, and we would bear no financial liability. We, as well as the officer and director defendants, who were previously dismissed from the action pursuant to a stipulation, would receive complete dismissals from the case. On June 10, 2009, the Court entered an order granting preliminary approval of the settlement. On October 5, 2009, the Court issued an order finally approving the settlement. Starting on or about October 23, 2009, some would-be objectors to the certification of a settlement class (which occurred as part of the October 5, 2009 order) petitioned the Court for permission to appeal from the order certifying the settlement class, and on October 29 and November 2, 2009, several groups of objectors filed notices of appeal seeking to challenge the Court’s approval of the settlement. On November 24, 2009, the Court signed, and on, December 4, 2009, the Court entered final judgment pursuant to the settlement dismissing all claims involving us. The appeals remain pending and briefing on the appeals was set to begin in October 2010 and end in the spring of 2011. On October 7, 2010, lead plaintiffs and all but two of the objectors filed a stipulation pursuant to which these objectors withdrawing their appeals with prejudice. The remaining two objectors, however, are continuing to pursue their appeals and have filed their opening briefs. On December 8, 2010, plaintiffs moved to dismiss the appeals. On March 2, 2011, one of the two appellants, appearing pro se, filed a stipulated dismissal of his appeal with prejudice. On May 17, 2011, the Court of Appeals dismissed the appeals of two of the three remaining appellants, and directed the district court to determine whether the third and final appellant had standing. On August 25, 2011, the district court determined that the final appellant lacked standing. On January 9, 2012, the remaining parties entered into a settlement. In accordance with the settlement agreement the appeal and all related matters were dismissed with prejudice. This litigation has concluded. We did not accrue any liability in connection with this matter as we did not expect the outcome of this litigation to have a material impact on our financial condition.

In May 2010, Microlog Corporation filed a patent infringement lawsuit in the United States District Court in the Eastern District of Texas, case number 6:10-CV-260 LED against a number of defendants, including several current and past eGain customers. LaQuinta Corporation, a named defendant in the Microlog case and a former eGain customer had subsequently filed a third party claim against us requesting indemnification from us in connection with the Microlog case. We filed a motion to dismiss this claim, which was denied by the court on September 29, 2011. In addition, the court denied LaQuinta Corporation’s motion for summary judgment. In October 2011, we filed our answer to LaQuinta Corporation’s third party claim. On February 15, 2012, we entered into a Settlement Agreement with LaQuinta and LaQuinta filed a Motion to dismiss the case. The Court dismissed the matter on March 6, 2012.

From time to time, we are involved in legal proceedings in the ordinary course of business. We believe that the resolution of these matters will not have a material effect on our consolidated financial position, results of operations or liquidity.

9.	FAIR VALUE MEASUREMENT

ASC 820, Fair Value Measurement and Disclosures, defines fair value, establishes a framework for measuring fair value of assets and liabilities, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the assets or liabilities in an orderly transaction between market participants on the measurement date. Subsequent changes in fair value of these financial assets and liabilities are recognized in earnings or other comprehensive income when they occur. ASC 820 applies whenever other statements require or permit assets or liabilities to be measured at fair value.

ASC 820 includes a fair value hierarchy, of which the first two are considered observable and the last unobservable, that is intended to increase the consistency and comparability in fair value measurements and related disclosures. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions.

The fair value hierarchy consists of the following three levels:

Level 1 –	Instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets.

Level 2 –	Instrument valuations are obtained from readily-available pricing sources for comparable instruments.

Level 3 –	Instrument valuations are obtained without observable market value and require a high level of judgment to determine the fair value.

The following table summarizes the fair value hierarchy of our financial assets and liabilities measured (in thousands):

	Fair Value Measurement at June 30, 2012		Fair Value Measurement at June 30, 2011
	Level 1	Total Balance	Level 1	Total Balance
Assets
Cash equivalents:
Money market funds	$7,010	$7,010	$9,543	$9,543

Short-term investments:
Time deposits	—	—	633	633

Total Assets	$7,010	$7,010	$10,176	$10,176

The Company uses quoted prices in active markets for identical assets or liabilities to determine fair value of Level 1 investments.

As of June 30, 2012 and 2011, we did not have any material Level 2 or 3 assets or liabilities.

10.	SHARE REPURCHASE PROGRAM

On September 14, 2009, we announced that our board of directors approved a repurchase program under which we may purchase up to 1,000,000 shares of our common stock. The duration of the repurchase program is open-ended. Under the program, we purchase shares of common stock from time to time through the open market and privately negotiated transactions at prices deemed appropriate by management. The repurchase is funded by cash on hand. For the fiscal year 2011 and 2010, we had repurchased 213,243 shares at an average price of $1.29 and 108,308 shares at an average price of $1.00 per share, respectively. There were no shares repurchased during fiscal year 2012.

11.	SUBSEQUENT EVENTS

None.